Exhibit 23.1

(ARTHUR ANDERSEN LLP LETTERHEAD)

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 25, 2001 included in Wisconsin Public Service Corporation's Form 10-K for the year ended December 31, 2000 and to all references to our firm included in this registration statement.

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
June 11, 2001